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                       July 24, 2023

       Preetam Shah
       Chief Financial Officer
       Cidara Therapeutics, Inc.
       6310 Nancy Ridge Dr, Suite 101
       San Diego, CA 92121

                                                        Re: Cidara
Therapeutics, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 23,
2023
                                                            File No. 001-36912

       Dear Preetam Shah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences